Exhibit 99.1

WisdomTree Announces Third Quarter 2019 Results

$4.2 million net income, or $10.6 million net income, as adjusted

$0.02 diluted EPS for the quarter, $0.06 as adjusted

Declares $0.03 quarterly dividend

New York, NY – (GlobeNewswire) – October 25, 2019 – WisdomTree Investments, Inc. (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager today reported net income of $4.2 million or $0.02 diluted EPS in the third quarter. Adjusted net income (a non-GAAP measure1) was $10.6 million1 or $0.06 diluted EPS1. This compares to net income of $22.0 million or $0.13 diluted EPS (as adjusted, $14.8 million1 or $0.09 diluted EPS1) in the third quarter of last year and net income of $2.5 million or $0.01 diluted EPS (as adjusted, $7.8 million1 or $0.05 diluted EPS1) in the second quarter of 2019.

WisdomTree CEO Jonathan Steinberg said, “Our continued focus on technology has led to greater efficiency of our resources and an enhanced digital experience for our customers. Additionally, disciplined expense management led to significant improvement in operating margins and has enabled us to continue investing in market leading products and services.”

Steinberg continued, “With an increasing number of advisors looking to outsource asset allocation and portfolio construction, the development and distribution of our fully open architecture model portfolios remain a strategic priority for WisdomTree. We’ve made a key new hire for CIO of Model Portfolios who leads our Asset Allocation team and Investment Committee. We are also enhancing our relationship with Professor Jeremy Siegel in this space and intend to collaborate on model portfolios in the upcoming months. Model portfolios are an important aspect of our Advisor Solutions program along with portfolio construction tools, other technology tools, and access to practice management experts.”

	Three Months Ended			Change From
	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	June 30, 2019	Sept. 30, 2018
Consolidated Operating Highlights ($, in billions):
AUM	$60.0	$60.4	$59.1	(0.6%)	1.5%
Net inflows/(outflows)	$(0.7)	$0.3	$(1.2)	n/a	45.7%
Average AUM	$60.3	$58.6	$59.5	3.0%	1.4%
Average advisory fee	0.44%	0.45%	0.48%	-0.01	-0.04

Consolidated Financial Highlights ($, in millions, except per share amounts):
Operating revenues	$67.7	$66.3	$72.6	2.1%	(6.7%)
Net income	$4.2	$2.5	$22.0	67.5%	(81.2%)
Diluted earnings per share	$0.02	$0.01	$0.13	$0.01	$(0.11)
Operating income margin	23.8%	18.0%	29.9%	5.8	-6.1
Non-GAAP[1]:
Net income, as adjusted	$10.6	$7.8	$14.8	36.2%	(28.1%)
Diluted earnings per share, as adjusted	$0.06	$0.05	$0.09	$0.01	$(0.03)
Operating income margin, as adjusted	24.1%	20.2%	30.5%	3.9	-6.4

Recent Business Developments

Company News

•

In September 2019, we announced the appointment of Jarrett Lilien as WisdomTree’s President and Chief Operating Officer; and we announced the addition of Scott Welch as WisdomTree’s Chief Investment Officer – Model Portfolios.

•

In October 2019, we announced the launch of our new website that has been re-engineered with enhanced functionality and more industry-leading tools; and we announced that Michael Steinhardt has retired from WisdomTree’s Board of Directors and Frank Salerno will replace him as Chairman of the Board.

Product News

•

In September 2019, we announced the global launch of the WisdomTree Cloud Computing Fund (WCLD) in partnership with Nasdaq and Bessemer Venture Partners (BVP) and listed on the Nasdaq (US), the London Stock Exchange (LSE), the Borsa Italiana and the Deutsche Börse Xetra; we announced that two European WisdomTree UCITS ETFs – the WisdomTree Europe Equity Income UCITS ETF - Acc (EEIA) and the WisdomTree Europe SmallCap Dividend UCITS ETF - Acc (DFEA) – have been cross-listed in Mexico on the Mexican Stock Exchange, Bolsa de Mexicana de Valores (BMV); and we announced our plan to close and liquidate the WisdomTree Global ex-Mexico Equity Fund (XMX) to be completed in late October.

•

In October 2019, we announced our 5 year anniversary since launching our first UCITS ETFs – WisdomTree US Equity Income UCITS ETF (DHS), WisdomTree US Small Cap Dividend UCITS ETF (DESE), WisdomTree Europe Equity Income UCITS ETF (EEIE) and WisdomTree Europe Small Cap Dividend UCITS ETF (DFEE) – on the London Stock Exchange (LSE); and we announced the completion of the final stage of integration of ETF Securities’ European commodity, currency and short-and-leveraged ETP business. This includes the unification of 224 products under one WisdomTree brand and closure of 192 duplicative or extraneous products across our full product set.

Assets Under Management and Net Flows

Assets under management (“AUM”) were $60.0 billion at September 30, 2019, up 1.5% from September 30, 2018 due to market appreciation and net inflows. AUM was down 0.6% from June 30, 2019 due to net outflows and fund closures associated with the rationalization of our product offering in Europe, partly offset by market appreciation.

Net outflows were ($0.7) billion for the third quarter of 2019, primarily due to outflows from one of our fixed income products and two largest currency hedged products (HEDJ/DXJ), partly offset by inflows into our commodity, U.S. equity and emerging markets products. Outflows from HEDJ/DXJ were $0.7 billion in the third quarter. On a year to date basis, net inflows were $0.2 billion, or $2.7 billion excluding outflows from HEDJ/DXJ.

Operating Revenues

Advisory Fees

Advisory fees of $67.0 million decreased 6.5% from the third quarter of 2018 due to lower average AUM of our U.S. Business segment, partly offset by higher average AUM of our International Business segment. Advisory fees increased 2.1% from the second quarter of 2019 primarily due to higher average AUM of our International Business segment, partly offset by lower average AUM of our U.S. Business segment.

In addition, our average global advisory fee was 0.44%, 0.45% and 0.48% during the third quarter of 2019, second quarter of 2019 and third quarter of 2018, respectively. The change as compared to the second quarter of 2019 was due to a change in product mix of our International Business segment. The change as compared to the third quarter of 2018 was primarily due to a change in product mix globally.

Other Income

Other income of $0.7 million decreased 20.1% from the third quarter of 2018 primarily due to lower creation/redemption fees of our International Business segment. Other income was essentially unchanged from the second quarter of 2019.

Margins

Gross margin for our U.S. Business segment was 80.8%1 in the third quarter of 2019 as compared to 82.3%1 in the third quarter of 2018 and 80.3%1 in the second quarter of 2019. The decline as compared to the third quarter of 2018 was primarily due to lower revenue capture and lower average AUM. The increase as compared to the second quarter of 2019 was primarily due to cost savings achieved through recent vendor negotiations. Gross margin for our International Business segment was 72.6%1 in the third quarter of 2019 as compared to 71.3%1 in the third quarter of 2018 and 69.5%1 in the second quarter of 2019. These increases were primarily due to higher revenues as well as lower fees from vendor negotiations.

Operating income margin on a consolidated basis was 23.8% in the third quarter of 2019 (as adjusted 24.1%1) as compared to 29.9% in the third quarter of 2018 (as adjusted 30.5%1) and 18.0% in the second quarter of 2019 (as adjusted 20.2%1).

Operating Expenses

Total operating expenses were $51.6 million for the third quarter of 2019, up 1.4% from the third quarter of 2018 and down 5.1% from the second quarter of 2019.

•

Compensation and benefits expense increased 7.6% from the third quarter of 2018 to $18.9 million due to higher incentive compensation. These expenses decreased 11.4% from the second quarter of 2019 due to lower headcount related expenses. In addition, the second quarter of 2019 included severance expense of $1.5 million. Headcount of our U.S. Business segment was 142, 143 and 151 and our International Business segment was 70, 71 and 76 at September 30, 2019, June 30, 2019 and September 30, 2018, respectively.

•

Fund management and administration expense decreased 1.2% and 3.0% from the third quarter of 2018 and second quarter of 2019, respectively, to $15.1 million. The decrease as compared to the third quarter of 2018 was primarily due to lower variable fees associated with lower average AUM of our U.S. Business segment, partly offset by higher average AUM of our International Business segment. The decrease as compared to the second quarter of 2019 was primarily due to cost savings achieved through recent vendor negotiations. We had 80 U.S. listed ETFs and 286 International listed ETPs at the end of the third quarter.

•

Marketing and advertising expense decreased 6.7% from the third quarter of 2018 to $3.0 million due to lower spending in our International Business segment. These expenses were essentially unchanged from the second quarter of 2019.

•

Sales and business development expense increased 14.5% and 4.4% from the third quarter of 2018 and second quarter of 2019, respectively, to $4.4 million primarily due to higher spending on sales related activities in our U.S. Business segment.

•

Contractual gold payments expense increased 21.6% and 12.6% from the third quarter of 2018 and second quarter of 2019, respectively, to $3.5 million. This expense was associated with the payment of 2,375 ounces of gold and was calculated using an average daily spot price of $1,474, $1,213 and $1,310 per ounce during the third quarter of 2019, third quarter of 2018 and second quarter of 2019, respectively.

•

Professional and consulting fees decreased 34.9% and 2.9% from the third quarter of 2018 and second quarter of 2019, respectively, to $1.3 million due to lower spending on corporate consulting-related expenses.

•

Occupancy, communications and equipment expense decreased 10.0% from the third quarter of 2018 to $1.5 million due to the closure of our office in Japan. These expenses were essentially unchanged from the second quarter of 2019.

•

Depreciation expense decreased 15.4% from the third quarter of 2018 to $0.3 million primarily due to the closure of our office in Japan. This expense was essentially unchanged from the second quarter of 2019.

•

Third-party distribution fees were essentially unchanged from the third quarter of 2018. These expenses decreased 21.7% from the second quarter of 2019 to $1.5 million primarily due to lower fees paid for platform relationships.

•

Acquisition-related costs decreased 58.3% from the third quarter of 2018 to $0.2 million as the integration of ETFS is essentially complete. These expenses increased from the second quarter of 2019 due to the rationalization of our product offering in Europe following our acquisition of ETFS.

•	Other expenses decreased 14.1% and 13.1% from the third quarter of 2018 and second quarter of 2019, respectively, to $2.0 million due to lower levels of administrative spending.

Other Income/(Expenses)

•	Interest expense increased 3.1% from the third quarter of 2018 and decreased 2.7% from the second quarter of 2019 to $2.8 million due to changes in interest rates.

•

We recognized a (loss)/gain on revaluation of deferred consideration of ($6.3) million, $7.7 million and ($4.0) million during the third quarter of 2019, third quarter of 2018 and second quarter of 2019, respectively. The loss arose in the current quarter due to an increase in the price of gold and the steepening of the forward-looking gold curve when compared to the forward-looking gold curve on June 30, 2019, the date on which the deferred consideration was last measured. The magnitude of any gain or loss recognized is highly correlated to the magnitude of the change in the forward-looking price of gold.

•

Interest income increased 11.1% from the third quarter of 2018 to $0.8 million primarily due to higher paid-in-kind interest on notes receivable from AdvisorEngine Inc. Interest income was essentially unchanged from the second quarter of 2019.

•

Other gains, net were $0.8 million, $0.1 million and $0.3 million during the third quarter of 2019, third quarter of 2018 and second quarter of 2019, respectively. Included in the third quarter of 2019 is a gain of $0.4 million arising from the recognition of the foreign currency translation adjustment upon the liquidation of our Japan business. In addition, gains and losses generally arise from the sale of gold earned from management fees paid by our physically-backed gold ETPs, foreign exchange fluctuations, securities owned and other miscellaneous items.

Income Taxes

Our effective income tax rate for the quarter ended September 30, 2019 of 51.9% resulted in income tax expense of $4.5 million. Our tax rate differs from the federal statutory tax rate of 21% primarily due to a valuation allowance on foreign net operating losses, a non-deductible loss on revaluation of deferred consideration, non-deductible executive compensation and state and local taxes, partly offset by a lower tax rate on foreign earnings.

Our adjusted effective income tax rate was 29.7%1.

Nine Month Results

Our operating results for the current year are not directly comparable to the nine months ended September 30, 2018 due to our acquisition of ETFS, which was completed on April 11, 2018.

Total operating revenues decreased 3.3% to $199.5 million for the nine months ended September 30, 2019 due to a 4bps decline in our average global ETP advisory fee and lower average AUM of our U.S. Business segment, partly offset by higher revenues earned from the ETFS acquired business, which were recognized for the entire nine months of 2019. Total operating expenses increased 2.5% to $160.8 million due to higher expenses of the ETFS acquired business, which were recognized for the entire nine months of 2019. These items were partly offset by lower acquisition-related costs and lower non-compensation expenses of the U.S. Business segment.

Other income/(expenses) for the nine months ended September 30, 2019 includes ($8.6) million of interest expense, a loss on revaluation of deferred consideration of ($5.9) million, interest income of $2.4 million, impairment of ($0.6) million and other net losses of ($3.5) million. Included within other net losses is a charge of $4.3 million arising from the release of a tax-related indemnification asset which arose from tax exposures assumed from the ETFS acquisition. This item was recognized upon the expiration of the statute of limitations which occurred in the first quarter of 2019 and an equal and offsetting benefit was recognized in income tax expense. See the quarterly discussion above for additional information regarding the other gains and losses.

Balance Sheet

As of September 30, 2019, we had total assets of $923.8 million which consisted primarily of intangible assets and goodwill of $689.1 million, and cash and securities owned of $109.7 million. There were approximately 154.8 million shares of our common stock outstanding as of September 30, 2019.

In addition, in connection with our capital management strategy we used $15.0 million of available capital during the quarter to begin to pay down our long-term debt.

Quarterly Dividend

Our Board of Directors declared a quarterly cash dividend of $0.03 per share of our common stock. The dividend will be paid on November 20, 2019 to stockholders of record as of the close of business on November 6, 2019.

Conference Call

WisdomTree will discuss its results and operational highlights during a conference call on Friday, October 25, 2019 at 9:00 a.m. ET. The call-in number will be (877) 303-7209. Anyone outside the U.S. or Canada should call (970) 315-0420. The slides used during the presentation will be available at http://ir.wisdomtree.com. For those unable to join the conference call at the scheduled time, an audio replay will be available on http://ir.wisdomtree.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, the risks described below. If one or more of these or other risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this press release completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements.

In particular, forward-looking statements in this press release may include statements about:

•	anticipated trends, conditions and investor sentiment in the global markets and ETPs;

•	anticipated levels of inflows into and outflows out of our ETPs;

•	our ability to deliver favorable rates of return to investors;

•	competition in our business;

•	our ability to develop new products and services;

•	our ability to maintain current vendors or find new vendors to provide services to us at favorable costs;

•	our ability to successfully operate and expand our business in non-U.S. markets; and

•	the effect of laws and regulations that apply to our business.

Our business is subject to many risks and uncertainties, including without limitation:

•

Declining prices of securities, precious metals and other commodities can adversely affect our business by reducing the market value of the assets we manage or causing WisdomTree ETP investors to sell their fund shares and trigger redemptions.

•

Fluctuations in the amount and mix of our AUM, whether caused by disruptions in the financial markets or otherwise, may negatively impact revenues and operating margins, and may impede our ability to refinance our debt upon maturity, increase the cost of borrowing or result in our debt being called prior to maturity.

•	Withdrawals or broad changes in investments in our ETPs by investors with significant positions may negatively impact revenues and operating margins.

•	Competitive pressures could reduce revenues and profit margins.

•

We derive a substantial portion of our revenues from a limited number of products, and as a result, our operating results are particularly exposed to investor sentiment toward investing in the products’ strategies and our ability to maintain the AUM of these products, as well as the performance of these products and market-specific and political and economic risk.

•

A significant portion of our AUM is held in ETFs that invest in foreign securities and we therefore have substantial exposure to foreign market conditions and are subject to currency exchange rate risks.

•

Net outflows in our two largest currency hedged ETFs – the WisdomTree Europe Hedged Equity Fund and the WisdomTree Japan Hedged Equity Fund – have had, and in the future could continue to have, a negative impact on our revenues.

•	Over the last few years, we have expanded our business globally. This expansion subjects us to increased operational, regulatory, financial and other risks.

•	Many of our ETPs and ETFs have a limited track record, and poor investment performance could cause our revenues to decline.

•

We depend on third parties to provide many critical services to operate our business and our ETPs and ETFs. The failure of key vendors to adequately provide such services could materially affect our operating business and harm WisdomTree ETP investors.

Other factors, such as general economic conditions, including currency exchange rate fluctuations, also may have an effect on the results of our operations. For a more complete description of the risks noted above and other risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Therefore, these forward-looking statements do not represent our views as of any date other than the date of this press release.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S., Europe and Canada (collectively, “WisdomTree”), is an ETF and ETP sponsor and asset manager headquartered in New York. WisdomTree offers products covering equity, commodity, fixed income, leveraged and inverse, currency and alternative strategies. WisdomTree currently has approximately $61.4 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

[1]	See “Non-GAAP Financial Measurements.”

Contact Information:

Investor Relations	Media Relations
WisdomTree Investments, Inc.	WisdomTree Investments, Inc.
Jason Weyeneth, CFA	Jessica Zaloom
+1.917.267.3858	+1.917.267.3735
jweyeneth@wisdomtree.com	jzaloom@wisdomtree.com

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			% Change From		Nine Months Ended
	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018	% Change
Operating Revenues:
Advisory fees	$67,006	$65,627	$71,679	2.1%	-6.5%	$197,473	$203,913	-3.2%
Other income	712	666	891	6.9%	-20.1%	2,023	2,336	-13.4%

Total revenues	67,718	66,293	72,570	2.1%	-6.7%	199,496	206,249	-3.3%

Operating Expenses:
Compensation and benefits	18,880	21,300	17,544	-11.4%	7.6%	61,481	55,677	10.4%
Fund management and administration	15,110	15,576	15,292	-3.0%	-1.2%	45,852	40,825	12.3%
Marketing and advertising	3,022	2,910	3,239	3.8%	-6.7%	8,612	10,212	-15.7%
Sales and business development	4,354	4,171	3,801	4.4%	14.5%	12,947	12,117	6.8%
Contractual gold payments	3,502	3,110	2,880	12.6%	21.6%	9,710	5,595	73.5%
Professional and consulting fees	1,259	1,296	1,934	-2.9%	-34.9%	4,037	5,130	-21.3%
Occupancy, communications and equipment	1,549	1,548	1,722	0.1%	-10.0%	4,715	4,659	1.2%
Depreciation and amortization	259	264	306	-1.9%	-15.4%	792	998	-20.6%
Third-party distribution fees	1,503	1,919	1,407	-21.7%	6.8%	5,822	4,798	21.3%
Acquisition-related costs	190	33	456	475.8%	-58.3%	536	10,446	-94.9%
Other	1,959	2,255	2,281	-13.1%	-14.1%	6,267	6,332	-1.0%

Total expenses	51,587	54,382	50,862	-5.1%	1.4%	160,771	156,789	2.5%

Operating income	16,131	11,911	21,708	35.4%	-25.7%	38,725	49,460	-21.7%
Other Income/(Expenses):
Interest expense	(2,832)	(2,910)	(2,747)	-2.7%	3.1%	(8,634)	(5,103)	69.2%
(Loss)/gain on revaluation of deferred consideration – gold payments	(6,306)	(4,037)	7,732	56.2%	n/a	(5,939)	17,630	n/a
Interest income	799	818	719	-2.3%	11.1%	2,396	2,293	4.5%
Impairment	—	—	—	n/a	n/a	(572)	—	n/a
Other gains and losses, net	843	284	118	196.8%	614.4%	(3,500)	(644)	443.5%

Income before income taxes	8,635	6,066	27,530	42.4%	-68.6%	22,476	63,636	-64.7%

Income tax expense	4,483	3,587	5,481	25.0%	-18.2%	7,021	15,439	-54.5%
Net income	$4,152	$2,479	$22,049	67.5%	-81.2%	$15,455	$48,197	-67.9%

Earnings per share – basic	$0.02	$0.01	$0.13			$0.09	$0.31
Earnings per share – diluted	$0.02	$0.01	$0.13			$0.09	$0.31
Weighted average common shares – basic	151,897	151,818	150,892			151,782	145,149
Weighted average common shares – diluted	167,163	167,249	166,622			166,944	155,584

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(in thousands)

(Unaudited)

The following tables set forth the pre-tax operating results for our U.S. Business and International Business segments.

U.S. Business Segment

	Three Months Ended			% Change From		Nine Months Ended
	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018	% Change
Operating Revenues:
Advisory fees	$41,950	$43,070	$50,216	-2.6%	-16.5%	$127,537	$158,665	-19.6%
Other income	81	76	173	6.6%	-53.2%	263	482	-45.4%

Total revenues	42,031	43,146	50,389	-2.6%	-16.6%	127,800	159,147	-19.7%

Operating Expenses:
Compensation and benefits	14,531	16,696	13,040	-13.0%	11.4%	48,006	43,937	9.3%
Fund management and administration	8,072	8,505	8,915	-5.1%	-9.5%	24,917	26,690	-6.6%
Marketing and advertising	2,411	2,336	2,469	3.2%	-2.3%	6,909	8,299	-16.7%
Sales and business development	3,124	2,867	2,778	9.0%	12.5%	9,350	9,679	-3.4%
Professional and consulting fees	908	1,055	1,544	-13.9%	-41.2%	3,035	4,003	-24.2%
Occupancy, communications and equipment	1,215	1,211	1,423	0.3%	-14.6%	3,709	3,957	-6.3%
Depreciation and amortization	238	242	282	-1.7%	-15.6%	726	935	-22.4%
Third-party distribution fees	1,404	1,867	1,398	-24.8%	0.4%	5,609	4,668	20.2%
Acquisition-related costs	—	—	247	n/a	n/a	11	8,217	-99.9%
Other	1,574	1,628	1,678	-3.3%	-6.2%	4,788	5,057	-5.3%

Total expenses	33,477	36,407	33,774	-8.0%	-0.9%	107,060	115,442	-7.3%

Operating income	8,554	6,739	16,615	26.9%	-48.5%	20,740	43,705	-52.5%
Other Income/(Expenses):
Interest expense	(197)	(194)	(196)	1.5%	0.5%	(583)	(369)	58.0%
Interest income	793	818	719	-3.1%	10.3%	2,390	2,293	4.2%
Impairment	—	—	—	n/a	n/a	(572)	—	n/a
Other gains and losses, net	235	(54)	318	n/a	-26.1%	326	26	1,153.8%

Income before income taxes	$9,385	$7,309	$17,456	28.4%	-46.2%	$22,301	$45,655	-51.2%

Operating income margin	20.4%	15.6%	33.0%			16.2%	27.5%

International Business Segment

	Three Months Ended			% Change From		Nine Months Ended
	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018	June 30, 2019	Sept. 30, 2018	Sept. 30, 2019	Sept. 30, 2018	% Change
Operating Revenues:
Advisory fees	$25,056	$22,557	$21,463	11.1%	16.7%	$69,936	$45,248	54.6%
Other income	631	590	718	6.9%	-12.1%	1,760	1,854	-5.1%

Total revenues	25,687	23,147	22,181	11.0%	15.8%	71,696	47,102	52.2%

Operating Expenses:
Compensation and benefits	4,349	4,604	4,504	-5.5%	-3.4%	13,475	11,740	14.8%
Fund management and administration	7,038	7,071	6,377	-0.5%	10.4%	20,935	14,135	48.1%
Marketing and advertising	611	574	770	6.4%	-20.6%	1,703	1,913	-11.0%
Sales and business development	1,230	1,304	1,023	-5.7%	20.2%	3,597	2,438	47.5%
Contractual gold payments	3,502	3,110	2,880	12.6%	21.6%	9,710	5,595	73.5%
Professional and consulting fees	351	241	390	45.6%	-10.0%	1,002	1,127	-11.1%
Occupancy, communications and equipment	334	337	299	-0.9%	11.7%	1,006	702	43.3%
Depreciation and amortization	21	22	24	-4.5%	-12.5%	66	63	4.8%
Third-party distribution fees	99	52	9	90.4%	1,000.0%	213	130	63.8%
Acquisition-related costs	190	33	209	475.8%	-9.1%	525	2,229	-76.4%
Other	385	627	603	-38.6%	-36.2%	1,479	1,275	16.0%

Total expenses	18,110	17,975	17,088	0.8%	6.0%	53,711	41,347	29.9%

Operating income	7,577	5,172	5,093	46.5%	48.8%	17,985	5,755	212.5%
Other Income/(Expenses):
Interest expense	(2,635)	(2,716)	(2,551)	-3.0%	3.3%	(8,051)	(4,734)	70.1%
(Loss)/gain on revaluation of deferred consideration – gold payments	(6,306)	(4,037)	7,732	56.2%	n/a	(5,939)	17,630	n/a
Interest income	6	—	—	n/a	n/a	6	—	n/a
Other gains and losses, net	608	338	(200)	79.9%	n/a	(3,826)	(670)	471.0%

(Loss)/income before income taxes	$(750)	$(1,243)	$10,074	-39.7%	n/a	$175	$17,981	-99.0%

Operating income margin	29.5%	22.3%	23.0%			25.1%	12.2%

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88,575	$77,784
Securities owned, at fair value	3,376	8,873
Accounts receivable	24,381	25,834
Income taxes receivable	—	1,181
Prepaid expenses	5,297	4,441
Other current assets	1,134	163

Total current assets	122,763	118,276
Fixed assets, net	8,354	9,122
Notes receivable	32,368	28,722
Securities held-to-maturity	17,796	20,180
Deferred tax assets, net	5,655	7,042
Investments, carried at cost	28,080	28,080
Right of use assets – operating leases	18,543	—
Goodwill	85,856	85,856
Intangible assets	603,268	603,209
Other noncurrent assets	1,076	2,155

Total assets	$923,759	$902,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Fund management and administration payable	$22,024	$22,508
Compensation and benefits payable	19,810	18,453
Deferred consideration – gold payments	13,403	11,765
Securities sold, but not yet purchased, at fair value	568	1,698
Operating lease liabilities	3,671	—
Income taxes payable	3,122	—
Accounts payable and other liabilities	8,879	8,377

Total current liabilities	71,477	62,801
Long-term debt	181,359	194,592
Deferred consideration – gold payments	154,237	149,775
Operating lease liabilities	19,581	—
Deferred rent payable	—	4,570

Total liabilities	426,654	411,738
Preferred stock – Series A Non-Voting Convertible, par value $0.01; 14.750 shares authorized, issued and outstanding	132,569	132,569

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01; 250,000 shares authorized:
Issued and outstanding: 154,819 and 153,202 at September 30, 2019 and December 31, 2018, respectively	1,548	1,532
Additional paid-in capital	370,103	363,655
Accumulated other comprehensive income	35	467
Accumulated deficit	(7,150)	(7,319)

Total stockholders’ equity	364,536	358,335

Total liabilities and stockholders’ equity	$923,759	$902,642

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended
	Sept. 30, 2019	Sept. 30, 2018
Cash flows from operating activities:
Net income	$15,455	$48,197
Adjustments to reconcile net income to net cash provided by operating activities:
Advisory fees received in gold and other precious metals	(36,306)	(21,998)
Contractual gold payments	9,710	5,595
Stock-based compensation	8,581	10,078
Loss/(gain) on revaluation of deferred consideration – gold payments	5,939	(17,630)
Amortization of right of use asset	2,379	—
Amortization of credit facility issuance costs	2,159	1,360
Paid-in-kind interest income	(1,856)	(1,373)
Deferred income taxes	1,383	(1,251)
Depreciation and amortization	792	998
Impairment	572	—
Other	(330)	810
Changes in operating assets and liabilities:
Securities owned, at fair value	5,497	(2,735)
Accounts receivable	2,358	3,771
Income taxes receivable/payable	4,350	7,654
Prepaid expenses	(888)	(621)
Gold and other precious metals	25,751	18,472
Other assets	(571)	954
Fund management and administration payable	(366)	1,998
Compensation and benefits payable	1,476	(21,025)
Securities sold, but not yet purchased, at fair value	(1,130)	1,068
Operating lease liabilities	(2,662)	—
Accounts payable and other liabilities	788	(4,122)

Net cash provided by operating activities	43,081	30,200

Cash flows from investing activities:
Purchase of fixed assets	(25)	(45)
Funding of notes receivable	(1,790)	(8,000)
Proceeds from held-to-maturity securities maturing or called prior to maturity	2,313	1,096
Proceeds from sales and maturities of debt securities available-for-sale	—	64,498
Cash paid for acquisition, net of cash acquired	—	(239,313)

Net cash provided by/(used in) investing activities	498	(181,764)

Cash flows from financing activities:
Dividends paid	(15,286)	(14,202)
Repayment of long-term debt	(15,000)	—
Shares repurchased	(2,187)	(1,430)
Credit facility issuance costs	—	(8,690)
Preferred stock issuance costs	—	(181)
Proceeds from the issuance of long-term debt	—	200,000
Proceeds from exercise of stock options	70	157

Net cash (used in)/provided by financing activities	(32,403)	175,654

Decrease in cash flows due to changes in foreign exchange rate	(385)	(1,158)

Net increase in cash and cash equivalents	10,791	22,932
Cash and cash equivalents – beginning of period	77,784	54,193

Cash and cash equivalents – end of period	$88,575	$77,125

Supplemental disclosure of cash flow information:
Cash paid for taxes	$5,439	$8,759

Cash paid for interest	$6,997	$3,351

WisdomTree Investments, Inc.

Key Operating Statistics (Unaudited)

	Three Months Ended
	Sept. 30, 2019	June 30, 2019	Sept. 30, 2018
GLOBAL ETPs (in millions)
Beginning of period assets	$60,389	$59,111	$59,970
Inflows/(outflows)	(670)	337	(1,233)
Market appreciation/(depreciation)	474	941	403
Fund closures	(181)	—	—

End of period assets	$60,012	$60,389	$59,140

Average assets during the period	$60,314	$58,569	$59,460
Average ETF advisory fee during the period	0.44%	0.45%	0.48%
Revenue days	92	91	92
Number of ETFs – end of the period	366	536	535

U.S. LISTED ETFs (in millions)
Beginning of period assets	$39,220	$39,366	$41,340
Inflows/(outflows)	(1,197)	(166)	(878)
Market appreciation/(depreciation)	(431)	20	1,094

End of period assets	$37,592	$39,220	$41,556

Average assets during the period	$37,857	$38,945	$41,555
Average ETF advisory fee during the period	0.44%	0.44%	0.48%
Number of ETFs – end of the period	80	79	84

INTERNATIONAL LISTED ETPs (in millions)
Beginning of period assets	$21,169	$19,745	$18,630
Inflows/(outflows)	527	503	(355)
Market appreciation/(depreciation)	905	921	(691)
Fund closures	(181)	—	—

End of period assets	$22,420	$21,169	$17,584

Average assets during the period	$22,457	$19,624	$17,905
Average ETP advisory fee during the period	0.44%	0.46%	0.48%
Number of ETPs – end of the period	286	457	451

PRODUCT CATEGORIES (in millions)

Commodity & Currency
Beginning of period assets	$18,446	$16,978	$16,115
Inflows/(outflows)	558	563	(418)
Market appreciation/(depreciation)	973	905	(699)

End of period assets	$19,977	$18,446	$14,998

Average assets during the period	$19,804	$16,906	$15,330

U.S. Equity
Beginning of period assets	$16,021	$15,880	$14,301
Inflows/(outflows)	242	103	347
Market appreciation/(depreciation)	153	38	538

End of period assets	$16,416	$16,021	$15,186

Average assets during the period	$16,004	$15,808	$14,950

International Developed Market Equity
Beginning of period assets	$13,690	$14,416	$20,218
Inflows/(outflows)	(1,001)	(729)	(1,277)
Market appreciation/(depreciation)	(145)	3	647

End of period assets	$12,544	$13,690	$19,588

Average assets during the period	$12,750	$13,960	$19,796

Emerging Market Equity
Beginning of period assets	$6,090	$5,730	$5,643
Inflows/(outflows)	173	367	(216)
Market appreciation/(depreciation)	(449)	(7)	(81)

End of period assets	$5,814	$6,090	$5,346

Average assets during the period	$5,851	$5,785	$5,548

Fixed Income
Beginning of period assets	$4,258	$4,023	$1,400
Inflows/(outflows)	(582)	208	329
Market appreciation/(depreciation)	(21)	27	(9)

End of period assets	$3,655	$4,258	$1,720

Average assets during the period	$4,050	$4,119	$1,536

Leveraged & Inverse
Beginning of period assets	$1,149	$1,226	$1,340
Inflows/(outflows)	(5)	(63)	(70)
Market appreciation/(depreciation)	(6)	(14)	(20)

End of period assets	$1,138	$1,149	$1,250

Average assets during the period	$1,170	$1,199	$1,294

Alternatives
Beginning of period assets	$514	$628	$578
Inflows/(outflows)	(48)	(108)	72
Market appreciation/(depreciation)	2	(6)	24

End of period assets	$468	$514	$674

Average assets during the period	$490	$574	$628

Closed ETPs
Beginning of period assets	$221	$230	$375
Inflows/(outflows)	(7)	(4)	—
Market appreciation/(depreciation)	(33)	(5)	3
Fund closures	(181)	—	—

End of period assets	$—	$221	$378

Average assets during the period	$195	$218	$378

Headcount – U.S. Business segment	142	143	151
Headcount – International Business segment	70	71	76

Note: Previously issued statistics may be restated due to fund closures and trade adjustments

Source: WisdomTree

Non-GAAP Financial Measurements

In an effort to provide additional information regarding our results as determined by GAAP, we also disclose certain non-GAAP information which we believe provides useful and meaningful information. Our management reviews these non-GAAP financial measurements when evaluating our financial performance and results of operations; therefore, we believe it is useful to provide information with respect to these non-GAAP measurements so as to share this perspective of management. Non-GAAP measurements do not have any standardized meaning, do not replace nor are superior to GAAP financial measurements and are unlikely to be comparable to similar measures presented by other companies. These non-GAAP financial measurements should be considered in the context with our GAAP results. The non-GAAP financial measurements contained in this release include:

•

Adjusted net income and adjusted diluted earnings per share. We disclose adjusted net income and adjusted diluted earnings per share as non-GAAP financial measurements in order to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting these non-GAAP financial measures provides investors with a consistent way to analyze our performance. These non-GAAP financial measures exclude the following:

•

Unrealized gains or losses on the revaluation of deferred consideration: Deferred consideration is an obligation we assumed in connection with the ETFS acquisition that is carried at fair value. This item represents the present value of an obligation to pay fixed ounces of gold into perpetuity and is measured using forward-looking gold prices. Changes in the forward-looking price of gold may have a material impact on the carrying value of the deferred consideration and our reported net income. We exclude this item when arriving at adjusted net income and adjusted diluted earnings per share as it is not core to our operating business. The item is not adjusted for income taxes as the obligation was assumed by a wholly-owned subsidiary of ours that is based in Jersey, a jurisdiction where we are subject to a zero percent tax rate.

•

Tax shortfalls and windfalls upon vesting and exercise of stock-based compensation awards: GAAP requires the recognition of tax windfalls and shortfalls within income tax expense. These items arise upon the vesting and exercise of stock-based compensation awards and the magnitude is directly correlated to the number of awards vesting/exercised as well as the difference between the price of our stock on the date the award was granted and the date the award vested or was exercised. We exclude these items when determining adjusted net income and adjusted diluted earnings per share as they introduce volatility in earnings and are not core to our operating business.

•

Other items: Severance expense of $1.5 million (or $1.2 million after-tax) for the second quarter of 2019 and acquisition-related costs of $0.2 million, $0.03 million and $0.5 million (or $0.2 million, $0.03 million and $0.4 million after-tax) for the third quarter of 2019, second quarter of 2019, and third quarter of 2018, respectively, are excluded when determining adjusted net income and adjusted earnings per share.

•

Adjusted effective income tax rate. We disclose our adjusted effective income tax rate as a non-GAAP financial measurement in order to report our effective income tax rate exclusive of items that are non-recurring or not core to our operating business. We believe reporting our adjusted effective income tax rate provides investors with a consistent way to analyze our income taxes. Our adjusted effective income tax rate is calculated by dividing adjusted income tax expense by adjusted income before income taxes. See “adjusted net income and adjusted diluted earnings per share” above for information regarding the items that are excluded.

•

Gross margin and gross margin percentage. We disclose our gross margin and gross margin percentage as non-GAAP financial measurements for our U.S. Business segment and International Business segment because we believe they provide investors with a consistent way to analyze the amount we retain after paying third-party service providers to operate our ETPs. These ratios also assist us in analyzing the profitability of our products. We define gross margin as total operating revenues less fund management and administration expenses. Gross margin percentage is calculated as gross margin divided by total operating revenues.

•

Adjusted operating income margin. We disclose adjusted operating income margin as a non-GAAP financial measurement on a consolidated basis, as well as for our U.S. Business segment and International Business segment in order to report our operating income margin exclusive of items that are non-recurring or not core to our operating business.

WISDOMTREE INVESTMENTS, INC. AND SUBSIDIARIES

GAAP to NON-GAAP RECONCILIATION

(in thousands)

(Unaudited)

Consolidated

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
Adjusted Net Income and Diluted Earnings per Share:	2019	2019	2018
Net income, as reported	$4,152	$2,479	$22,049
Add back/(deduct): Unrealized loss/(gain) on revaluation of deferred consideration	6,306	4,037	(7,732)
Add back: Severance expense, net of income taxes	—	1,194	—
Add back: Tax shortfalls upon vesting and exercise of stock-based compensation awards	30	76	135
Add back: Acquisition-related costs, net of income taxes	154	27	356

Adjusted net income	$10,642	$7,813	$14,808
Weighted average common shares - diluted	167,163	167,249	166,622

Adjusted earnings per share - diluted	$0.06	$0.05	$0.09

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
Adjusted Operating Income Margin:	2019	2019	2018
Operating revenues	$67,718	$66,293	$72,570

Operating income	$16,131	$11,911	$21,708
Add back: Severance expense, before income taxes	—	1,475	—
Add back: Acquisition-related costs, before income taxes	190	33	456

Adjusted operating income	$16,321	$13,419	$22,164

Adjusted operating income margin	24.1%	20.2%	30.5%

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
Adjusted Effective Income Tax Rate:	2019	2019	2018
Income before income taxes	$8,635	$6,066	$27,530
Add back/(deduct): Unrealized loss/(gain) on revaluation of deferred consideration	6,306	4,037	(7,732)
Add back: Severance expense, before income taxes	—	1,475	—
Add back: Acquisition-related costs, before income taxes	190	33	456

Adjusted income before income taxes	$15,131	$11,611	$20,254

Income tax expense	$4,483	$3,587	$5,481
Add back: Tax benefit arising from severance expense	—	281	—
Deduct: Tax shortfalls upon vesting and exercise of stock-based compensation awards	(30)	(76)	(135)
Add back: Tax benefit arising from acquisition-related costs	36	6	100

Adjusted income tax expense	$4,489	$3,798	$5,446

Adjusted effective income tax rate	29.7%	32.7%	26.9%

U.S. Business Segment

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
Gross Margin and Gross Margin Percentage:	2019	2019	2018
Operating revenues	$42,031	$43,146	$50,389
Less: Fund management and administration	(8,072)	(8,505)	(8,915)

Gross margin	$33,959	$34,641	$41,474

Gross margin percentage	80.8%	80.3%	82.3%

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
Adjusted Operating Income Margin:	2019	2019	2018
Operating revenues	$42,031	$43,146	$50,389

Operating income	$8,554	$6,739	$16,615
Add back: Severance expense, before income taxes	—	1,366	—
Add back: Acquisition-related costs, before income taxes	—	—	247

Adjusted operating income	$8,554	$8,105	$16,862

Adjusted operating income margin	20.4%	18.8%	33.5%

International Business Segment

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
Gross Margin and Gross Margin Percentage:	2019	2019	2018
Operating revenues	$25,687	$23,147	$22,181
Less: Fund management and administration	(7,038)	(7,071)	(6,377)

Gross margin	$18,649	$16,076	$15,804

Gross margin percentage	72.6%	69.5%	71.3%

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
Adjusted Operating Income Margin:	2019	2019	2018
Operating revenues	$25,687	$23,147	$22,181

Operating income	$7,577	$5,172	$5,093
Add back: Severance expense, before income taxes	—	109	—
Add back: Acquisition-related costs, before income taxes	190	33	209

Adjusted operating income	$7,767	$5,314	$5,302

Adjusted operating income margin	30.2%	23.0%	23.9%